UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):      January 17, 2018

JACKSONVILLE BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-34821	36-4670835
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

1211 West Morton Avenue, Jacksonville, Illinois	62650
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (217) 245-4111

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On January 17, 2018, CNB Bank Shares, Inc., an Illinois corporation (“CNB Bank Shares”), CNB Acquisition Inc., a Maryland corporation and wholly-owned subsidiary of CNB Bank Shares, and Jacksonville Bancorp, Inc., a Maryland corporation (“Jacksonville Bancorp”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which CNB Bank Shares will acquire Jacksonville Bancorp.

Under the terms of the Merger Agreement, CNB Bank Shares will acquire all of Jacksonville Bancorp’s outstanding common stock at a price of $33.70 per share in cash. In addition, each outstanding option to acquire shares of Jacksonville Bancorp common stock will be canceled in exchange for a cash payment equal to the difference between $33.70 and the exercise price of the option, resulting in an aggregate transaction value of approximately $61.6 million.

Following the acquisition of Jacksonville Bancorp by CNB Bank Shares, Jacksonville Savings Bank, the wholly-owned subsidiary of Jacksonville Bancorp, will merge with and into, CNB Bank & Trust, N.A., the wholly-owned subsidiary of CNB Bank Shares, with CNB Bank & Trust, N.A. being the surviving institution.

The Merger Agreement contains customary representations and warranties from Jacksonville Bancorp and CNB Bank Shares, and each party has agreed to customary covenants, including, among others, covenants relating to (1) the conduct of Jacksonville Bancorp’s businesses during the interim period between the execution of the Merger Agreement and the closing of the merger, (2) Jacksonville Bancorp’s obligations to facilitate its stockholders’ consideration of, and voting upon, the Merger Agreement and the merger, (3) the recommendation by the board of directors of Jacksonville Bancorp in favor of approval of the Merger Agreement and the merger by its stockholders, and (4) Jacksonville Bancorp’s non-solicitation obligations relating to alternative business combination transactions.

Consummation of the merger is subject to certain conditions, including, among others, approval of the merger by Jacksonville Bancorp’s stockholders, the receipt of all required regulatory approvals and expiration of applicable waiting periods, accuracy of specified representations and warranties of each party, the performance in all material respects by each party of its obligations under the Merger Agreement, and the absence of any injunctions or other legal restraints.

The Merger Agreement provides certain termination rights for both CNB Bank Shares and Jacksonville Bancorp, and further provides that upon termination of the Merger Agreement under certain circumstances, either Jacksonville Bancorp or CNB Bank Shares will be obligated to pay the other a termination fee of $2.25 million plus any out of pocket expenses related to the merger up to $400,000.

Under the Merger Agreement, one current director of Jacksonville Bancorp, will be appointed to the board of directors of CNB Bank & Trust, N.A. effective as of the closing of the bank merger.

In connection with the execution of the Merger Agreement, all of the directors and executive officers of Jacksonville Bancorp entered into voting agreements with CNB Bank Shares pursuant to which such individuals, in their capacities as stockholders, have agreed, among other things, to vote their respective shares of Jacksonville Bancorp common stock in favor of the approval of the Merger Agreement and the transactions contemplated thereby. The form of voting agreement is filed as Exhibit 10.1 and is incorporated herein by reference.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such document, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties (1) will not survive consummation of the merger, unless otherwise specified therein, and (2) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected any public disclosure. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with other factual information regarding Jacksonville Bancorp or CNB Bank Shares, their respective affiliates or their respective businesses.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in the Merger Agreement, in connection with the execution of the Merger Agreement, Jacksonville Savings Bank has entered into amendments to the existing change in control agreements with each of Chris A. Royal, Jacksonville Savings Bank’s Executive Vice President and Chief Lending Officer and Diana S. Tone, Jacksonville Bancorp’s Executive Vice President and Chief Financial Officer, which the amendments will be effective upon the completion of the acquisition of Jacksonville Bancorp by CNB Bank Shares. The amendments: (1) extend the term of the agreements for twenty-four months from the closing of the acquisition; and (2) provide that a change in control payment would be triggered if executives resign because there is either any reduction in their base salary following the closing of the acquisition, or CNB Bank & Trust, N.A fails to appoint them to certain executive positions immediately following the closing of the bank merger, which is Market President for Mr. Royal and Chief Financial Officer for Ms. Tone.

Additionally, as disclosed in the Merger Agreement, Jacksonville Savings Bank has adopted amendments to the: (1) Amended and Restated Jacksonville Savings Bank Salary Continuation Plan 1; (2) Amended and Restated Jacksonville Savings Bank Salary Continuation Plan 2; (3) Jacksonville Savings Bank 1996 Long-Term Deferred Compensation Plan; (4) Deferred Income Agreement with John C. Williams; (5) Deferred Compensation Agreement with John C. Williams; (6) Deferred Income Agreement with Dean H. Hess; and (7) Deferred Compensation Agreement with Dean H. Hess (collectively, the “Deferred Compensation Arrangements”), which the amendments will be effective upon the completion of the acquisition. The amendments provide that the CNB Bank & Trust, N.A. shall assume and continue the Deferred Compensation Arrangements such that: (1) the benefits and earnings thereunder will continue to accrue in the normal course; and (2) the timing and manner of all benefit payments will not be accelerated without participant consent.

The foregoing description of the amendments to the change in control agreements with Mr. Royal and Ms. Tone and the Deferred Compensation Arrangements are qualified in their entirety by reference to the amendments filed as Exhibits 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9 and 10.10, respectively.

Item 8.01	Other Events.

In connection with the execution of the Merger Agreement discussed in Item 1.01 above, CNB Bank Shares and Jacksonville Bancorp issued a joint press release. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Certain factors that could cause actual results to differ materially from expected results include and the other factors detailed from time to time in Jacksonville Bancorp’s reports filed with the Securities and Exchange Commission, including those described in its Forms 10-K and the following: delays in completing the merger, including delays in obtaining regulatory or stockholder approval, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Jacksonville Savings Bank and CNB Bank & Trust, N.A., the reaction of the companies’ customers, employees and counterparties to the transaction, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Jacksonville Bancorp and CNB Bank Shares are engaged, changes in the securities markets and other risks and uncertainties. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Jacksonville Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Additional Information

In connection with the proposed merger, Jacksonville Bancorp will provide its stockholders with a proxy statement and other relevant documents concerning the proposed transaction. Stockholders of Jacksonville Bancorp are urged to read the proxy statement and other relevant documents and any amendments or supplements to those documents, because they will contain important information which should be considered before making any decision regarding the transaction. Stockholders of Jacksonville Bancorp will be able to obtain a copy of the proxy statement, and any other relevant documents, without charge, when they become available, at the Securities and Exchange Commission website (www.sec.gov), on the Jacksonville Bancorp website (www.jacksonvillesavings.com) under the tab “About Us – Investor Relations,” or by directing a request to:

Diana S. Tone

Executive Vice President and Chief Financial Officer

Jacksonville Bancorp, Inc.

1211 W. Morton Avenue

Jacksonville, IL 62650

The information available through Jacksonville Bancorp’s website is not and shall not be deemed part of this Current Report on Form 8-K or incorporated by reference into other filings that Jacksonville Bancorp makes with the SEC.

Jacksonville Bancorp and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Jacksonville Bancorp in connection with the proposed transaction. Information about the directors and executive officers of Jacksonville Bancorp is set forth in Jacksonville Bancorp’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2017, and in the proxy statement for Jacksonville Bancorp’s 2017 annual meeting of stockholders, as filed with the Securities and Exchange Commission on March 20, 2017. Additional information regarding the interests of these participants and any other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger among CNB Bank Shares, Jacksonville Bancorp, Inc., and CNB Acquisition, Inc. dated as of January 17, 2018

10.1	Form of Voting and Support Agreement dated as of January 17, 2018

10.2	First Amendment of Jacksonville Savings Bank Two-Year Change in Control Agreement with Chris Royal

10.3	First Amendment of Jacksonville Savings Bank Two-Year Change in Control Agreement with Diana S. Tone

10.4	Amendment No. 1 to the Amended and Restated Jacksonville Savings Bank Salary Continuation Plan 1

10.5	Amendment No. 1 to the Amended and Restated Jacksonville Savings Bank Salary Continuation Plan 2

10.6	Amendment No. 2 to the Jacksonville Savings Bank Long-Term Deferred Compensation Plan

10.7	Amendment No. 1 to the Deferred Income Agreement with John C. Williams

10.8	Amendment No. 1 to the Deferred Compensation Agreement with John C. Williams

10.9	Amendment No. 1 to the Deferred Income Agreement with Dean H. Hess

10.10	Amendment No. 1 to the Deferred Compensation Agreement with Dean H. Hess

99.1	Joint Press Release issued on January 18, 2018

*	Jacksonville Bancorp has omitted schedules and similar attachments to the subject agreement pursuant to Item 601(b) of Regulation S-K. Jacksonville Bancorp will furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

JACKSONVILLE BANCORP, INC.

DATE: January 18, 2018	By:	/s/ Richard A. Foss
Richard A. Foss
President and Chief Executive Officer